EXHIBIT 10.50

AboveNet, Inc.
Common Stock Award Agreement

This Award Agreement between ______________ (the “Participant”) and AboveNet, Inc. (the “Company”) is dated December 20, 2010.

WHEREAS, the Company has declared a cash dividend (the “Dividend”) of $5.00 per share of Company common stock (the “Common Stock”) payable on December 27, 2010 to stockholders of record on December 6, 2010 (the “Record Date”);

WHEREAS, the Participant currently holds fully vested options to purchase shares of Common Stock (the “Vested Options”) granted under the Company’s 2003 Incentive Stock Option and Stock Unit Grant Plan (the “2003 Plan”) or 2008 Equity Incentive Plan (the “2008 Plan”) but was not the holder of the shares of common stock underlying the Vested Options on the Record Date; and

WHEREAS, because the Participant and the other holders of vested stock options granted under the 2003 Plan and 2008 Plan cannot participate in the Dividend with respect to the shares of Common Stock underlying their vested stock options, the Company’s Board of Directors deems it fair to grant to each such option holder the number of shares of Common Stock equal to the number, rounded down to the nearest whole share, determined by dividing (x) the product of (i) the number of shares of Common Stock underlying such option holder’s Vested Options, multiplied by (ii) $5.00, by (y) $56.17.

NOW THEREFORE, the Company agrees as follows:

Pursuant to the 2008 Plan and on the terms and subject to the conditions set forth herein, the Company hereby grants to the Participant _____ shares of Common Stock (the “Shares”).  The Company’s obligations with respect to the Shares granted under this Agreement shall be subject to the payment by the Participant of any applicable federal, state and local withholding tax, which payment shall be satisfied, to the extent permitted by law, by the Company’s deduction from the Shares granted hereunder of the number of shares of Common Stock the Fair Market Value (as defined in the 2008 Plan) of which equals the amount required to be withheld.  To the extent that the amount required to be withheld requires the withholding of a fractional share, the number of shares withheld shall be rounded down to the nearest whole share and any residual withholding shall be made from the Participants regular payroll  After deducting for this share withholding amount, the remaining number of whole shares of Common Stock shall be delivered on December 27, 2010 at the discretion of the Company to the Participant’s account with the Company’s transfer agent, American Stock Transfer & Trust Company, LLC (“AST”), in book-entry form through AST’s Direct Registration System or to the Participant’s brokerage account maintained through the Company holding his or her options.

ABOVENET, INC.

By:
Name:
Title: